Exhibit 99.2

Array BioPharma, Pierre Fabre and Merck KGaA, Darmstadt, Germany Announce Phase 3 BEACON CRC Trial

Global partnership to conduct randomized, Phase 3 trial evaluating safety and efficacy of binimetinib, encorafenib and Erbitux® (cetuximab) in BRAF-mutant colorectal cancer

BOULDER, Colo., June 4, 2016 /PRNewswire/ -- Array BioPharma (Nasdaq: ARRY), Pierre Fabre and Merck KGaA, Darmstadt, Germany, today jointly initiated the BEACON CRC (Binimetinib, Encorafenib And Cetuximab Combined to treat BRAF-mutant Colorectal Cancer) trial, a randomized, global Phase 3 clinical trial designed to assess the safety and efficacy of binimetinib (MEK inhibitor), encorafenib (BRAF inhibitor) and Erbitux (monoclonal antibody) in comparison to Erbitux and irinotecan-based therapy in patients with BRAF-mutant colorectal cancer (BRAFm CRC). The primary endpoint is overall survival (OS) and key secondary endpoints include progression-free survival (PFS) and objective response rate (ORR).

"We are pleased to announce the initiation of this innovative Phase 3 trial studying the effects of binimetinib, encorafenib and Erbitux for patients with BRAF-mutant colorectal cancer," said Victor Sandor, M.D., Chief Medical Officer of Array. "We believe the encouraging results shown in our Phase 2 study suggest that concurrent inhibition of EGFR and MAPK signaling pathways has the potential to improve outcomes for this high unmet need patient population."

Trial Design
BEACON CRC is a randomized, open-label, global study evaluating the efficacy and safety of binimetinib, encorafenib and Erbitux in patients with BRAFm metastatic CRC who have previously received first-line systemic therapy. Approximately 615 patients are expected to be randomized 1:1:1 to receive triplet therapy (binimetinib, encorafenib and Erbitux), doublet therapy (encorafenib and Erbitux) or the control arm (irinotecan-based therapy and Erbitux).

The primary endpoint of the trial is overall survival (OS) of the triplet therapy compared to the control arm. The secondary endpoints address efficacy of the doublet therapy compared to the control arm, and the triplet therapy compared to the doublet therapy. Other key secondary endpoints include progression-free survival (PFS), objective response rate (ORR), duration of response, safety and tolerability. Health related quality of life data will also be assessed.

"Historical studies suggest that BRAF-mutant colorectal cancer patients who have progressed after first-line systemic treatment have an estimated median overall survival of less than 6 months," said Josep Tabernero, MD, PhD, Head of Medical Oncology and the Institute of Oncology at Vall d'Hebron University Hospital. "The BEACON CRC trial will explore innovative combinations which have the potential to offer new treatment options to these patients who currently have few good choices remaining."

The trial will be conducted at over 250 investigational sites in North America, South America, Europe and the Asia Pacific region. Patient enrollment is expected to be completed in 2018.

About the Collaboration
Array BioPharma is the owner of binimetinib and encorafenib and will act as the global sponsor of the study. Pierre Fabre licensed commercial rights to binimetinib and encorafenib for Europe and other global markets from Array in December 2015. As part of their collaboration, Pierre Fabre has elected to co-fund 40% of the cost of the BEACON CRC trial. Merck KGaA, Darmstadt, Germany, is the owner of Erbitux outside the United States and Canada, and will supply Erbitux to all trial sites outside the United States and Canada as part of the collaboration. If successful, results would support regulatory submissions for all three parties.

About BRAF-mutant Colorectal Cancer
Colorectal cancer is the third most common cancer among men and women in the United States, with more than 134,000 new cases and nearly 50,000 deaths from the disease projected in 2016. In the United States, BRAF mutations occur in 8 to 15 percent of patients with colorectal cancer and represent a poor prognosis for these patients. Historical published PFS and OS results after first-line treatment range from 1.8 to 2.5 months and 4 to 6 months, respectively, and published response rates from various studies for EGFR-based therapy in this population range from 6 percent to 8 percent.

About Binimetinib & Encorafenib
MEK and BRAF are key protein kinases in the MAPK signaling pathway (RAS-RAF-MEK-ERK). Research has shown this pathway regulates several key cellular activities including proliferation, differentiation, survival and angiogenesis. Inappropriate activation of proteins in this pathway has been shown to occur in many cancers, such as melanoma, non-small cell lung, colorectal and thyroid cancers. Binimetinib is a late-stage small molecule MEK inhibitor and encorafenib is a late-stage small molecule BRAF inhibitor, both of which target key enzymes in this pathway.

Binimetinib and encorafenib are being studied in Phase 3 trials in advanced cancer patients, including the COLUMBUS trial studying encorafenib in combination with binimetinib in patients with BRAF-mutant melanoma and the recently initiated BEACON trial that will study encorafenib in combination with binimetinib and cetuximab in patients with BRAF V600E-mutant colorectal cancer.

About Erbitux
Erbitux®, marketed by Merck KGaA, Darmstadt, Germany, globally except North America, is a highly active IgG1 monoclonal antibody targeting the epidermal growth factor receptor (EGFR). As a monoclonal antibody, the mode of action of Erbitux is distinct from standard non-selective chemotherapy treatments in that it specifically targets and binds to the EGFR. This binding inhibits the activation of the receptor and the subsequent signal-transduction pathway, which results in reducing both the invasion of normal tissues by tumor cells and the spread of tumors to new sites. It is also believed to inhibit the ability of tumor cells to repair the damage caused by chemotherapy and radiotherapy and to inhibit the formation of new blood vessels inside tumors, which appears to lead to an overall suppression of tumor growth.

The most commonly reported side effect with Erbitux is an acne-like skin rash that seems to be correlated with a good response to therapy. In approximately 5% of patients, hypersensitivity reactions may occur during treatment with Erbitux; about half of these reactions are severe.

Erbitux has already obtained market authorization in over 90 countries world-wide for the treatment of colorectal cancer and for the treatment of squamous cell carcinoma of the head and neck (SCCHN). Merck KGaA, Darmstadt, Germany, licensed the right to market Erbitux outside the US and Canada from ImClone LLC, a wholly-owned subsidiary of Eli Lilly and Company, in 1998. Merck KGaA, Darmstadt, Germany, has an ongoing commitment to the advancement of oncology treatment and is currently investigating novel therapies in highly targeted areas.

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Six registration studies are currently advancing related to three cancer drugs. These programs include binimetinib (MEK162), encorafenib (LGX818) and selumetinib (AstraZeneca). For more information on Array, please go to www.arraybiopharma.com.

About Pierre-Fabre
Pierre Fabre is a French private pharmaceuticals and dermo-cosmetics company founded in 1962 by Mr. Pierre Fabre. Its turnover reached over 2.2 billion Euros* in 2015, spread over 130 countries. The company is structured around two divisions: Pharmaceuticals (prescription drugs, consumer health care) and Dermo-cosmetics (including the Europe and Asia market-leader brand Eau Thermale Avène). Pierre Fabre employs some 13,000 people worldwide and owns subsidiaries in 43 countries. In 2015, the company allocated 16% of its pharmaceuticals sales to R&D with a focus on 4 therapeutic areas: oncology, dermatology, CNS and consumer health care.

Pierre Fabre Oncology, a business unit of the Pierre Fabre company, is supported by over 1,000 employees with a strong focus on European markets. In 2015, worldwide annual sales of Pierre Fabre Oncology products surpassed $200 million on the strength of the Oral Navelbine, Javlor and Busilvex brands.

Through the Group's controlling company Pierre Fabre Participations, Pierre Fabre is 86% owned by the Pierre Fabre Foundation, a recognized public-interest organization since 1999. Up to 8% of the remaining shares are held by the company's employees and the remaining balance is held as treasury stock.

To find out more about Pierre Fabre, please go to www.pierre-fabre.com

Merck KGaA, Darmstadt, Germany
Merck KGaA, Darmstadt, Germany, is a leading science and technology company in healthcare, life science and performance materials. Around 50,000 employees work to further develop technologies that improve and enhance life – from biopharmaceutical therapies to treat cancer or multiple sclerosis, cutting-edge systems for scientific research and production, to liquid crystals for smartphones and LCD televisions. In 2015, Merck KGaA, Darmstadt, Germany, generated sales of € 12.85 billion in 66 countries.

Founded in 1668, Merck KGaA, Darmstadt, Germany, is the world's oldest pharmaceutical and chemical company. The founding family remains the majority owner of the publicly listed corporate group. Merck KGaA, Darmstadt, Germany, holds the global rights to the Merck KGaA, Darmstadt, Germany, name and brand. The only exceptions are the United States and Canada, where the company operates as EMD Serono, MilliporeSigma and EMD Performance Materials.

Array BioPharma Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the future development plans of encorafenib and binimetinib and the timing of completion of patient enrollment; expectations that events will occur that will result in greater value for Array; and the potential for the results of current and further clinical trials to support regulatory approval or the marketing success of encorafenib and binimetinib. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, the determination by the FDA that results from clinical trials are not sufficient to support registration or marketing approval of encorafenib and binimetinib; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; and our ability to attract and retain experienced scientists and management. We are providing this information as of June 4, 2016. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACTS:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

Valerie Roucoules
Valerie.roucoules@pierre-fabre.com

Gangolf Schrimpf
Merck KGaA, Darmstadt, Germany
gangolf.schrimpf@merckgroup.com

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